SHAREHOLDER AGREEMENT

THIS SHAREHOLDERS’ AGREEMENT (“Agreement”) is made the 8th day of October, 2014

BETWEEN:-

(1)

GREAT CHINA MANIA HOLDINGS, INC., a Florida incorporation with its registered office situated at Suite 1902, 19/F., Kodak House II, 321 Java Road, North Point, Hong Kong (“GMEC”)

(2)

BONG KOK HOONG an individual with his address situated at B-9-6 Savanna Condo, Bukit Jalil 57000, Kuala Lumpur Malaysia (“REX”)

WHEREAS:-

(A)

GMEC is in the course of setting up two new subsidiaries (“Subsidiaries”) with REX, temporarily named as GME Malaysia (“MAL”) and GME Casting Studio (“CAS”), to operate the businesses of film casting, models management, models scouting and event management.

(B)

The parties hereto have agreed to enter into this Agreement to provide for the ownership, management and activities of the Subsidiaries, and their rights and duties inter se.

(C)

The parties have agreed that to promote the good conduct of the  Subsidiaries and avoid the difficulties that might result from the passing of shares to outsiders, it is desirable to make this Agreement concerning the conduct of the Subsidiaries and restrictions upon the transfer of its shares;

NOW, THEREFORE, in consideration of the promises herein made to one another, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1

DEFINITIONS

1.1

In this Agreement, the following expressions shall have the following meanings respectively:

Annual Common Stock Dividend: It is equal to 40% of the Net Profit of each calendar year. And it shall mean a dividend that is accrued and paid on Subsidiary’s Common Stocks.

Annual Preferred Stock Dividend: It is a non-cumulative dividend, which is equal to 60% of the Net Profit of each calendar year. And it shall mean a dividend that is accrued and paid on Subsidiary’s Preferred Stocks.

Board: It shall mean the board of directors.

Capital Investment: It shall mean the funds invested in the Subsidiaries for the purposes of furthering its business objectives

China: It shall mean the People's Republic of China

Common Stock: It represents the equity ownership in the Subsidiaries, providing voting rights, and entitling the holder to a share of the Subsidiaries’ Net Profit through dividends.

Common Stockholder: It shall mean a person or an entity who holds a Common Stock.

Common Stock Dividend: It shall mean a dividend that is accrued and paid on Subsidiary’s Common Stocks.

GME Casting Studio: It shall mean an incorporation to be set up in Hong Kong under the jurisdiction of Hong Kong.

GME Malaysia: It shall mean an incorporation to be set up in Malaysia under the jurisdiction of Malaysia.

Hong Kong: It shall mean the Hong Kong Special Administrative Region of the People’s Republic of China.

Loss: It shall mean the Subsidiaries’ expenses exceed their revenues.

License Agreements: Refer to exhibit 1 and exhibit 2

Malaysia: It shall mean the Federation of Malaysia.

MYR: It shall mean the lawful currency of Malaysia.

Net Profit: It shall mean the number of sales dollars remaining after all operating expenses, interest and taxes have been deducted from a company's total revenue.

Preferred Stock: It shall mean a class of ownership in the Subsidiaries that has a higher claim on the earnings than common stock. Preferred stock has a dividend that must be paid out before dividends to common stockholders and such ownership does not have voting rights.

Preferred Stockholder: It shall mean a person or an entity who holds a Preferred Stock.

Purchase Value: It shall mean the price per share and other terms upon which a shareholder is entitled to transfer his shares as shown in a bona fide offer to purchase.

Preferred Stock Dividend: It shall mean a non-cumulative dividend that is accrued and paid on Subsidiary’s Preferred Stocks.

Revenue: It shall mean the value of the products and services the Subsidiaries sell.

Shareholder: It shall mean a person or an entity who holds a share.

Singapore: It shall mean the Republic of Singapore

Subsidiaries: It shall mean GME Malaysia and GME Casting Studio.

Thailand: It shall mean the Kingdom of Thailand.

Year End: It shall mean the last day of each calendar year.

2

SHARES OF THE SUBSIDIARIES

2.1

The table below shows the Common Stock ownership in MAL

Shareholder	Proportion of Common Stock
GMEC	51%
REX	49%

2.2

The table below shows the Common Stock ownership in CAS

Shareholder	Proportion of Common Stock
GMEC	51%
REX	49%

2.3

The table below shows the Preferred Stock ownership in MAL

Shareholder	Proportion of Preferred Stock
REX	100%

2.4

The table below shows the Preferred Stock ownership in CAS

Shareholder	Proportion of Preferred Stock
REX	100%

2.5

The parties will not, without the unanimous consent of all the shareholders, do any of the following:(i) issue additional Common Stocks of any class or any securities convertible into Common Stocks of any class;(ii) merge or participate in a Common Stocks exchange with any other corporation; or (iii) sell, lease, mortgage, or otherwise transfer all or substantially all of the assets of the Subsidiaries for any consideration other than cash.

2.6

In the event the shareholders agree to issue additional Common Stocks or securities convertible into Common Stocks, then each of the shareholders shall have the right to purchase any such securities so offered at a future date in proportion to his then respective interest in the Subsidiaries at the time of such offer.

2.7

No Common Stocks shall be voluntarily sold, pledged, hypothecated, or otherwise transferred or permitted to be transferred in any manner or by any means whatsoever except as follows:

Any shareholder intending to transfer any Common Stocks, shall first offer such Common Stocks for sale at the Purchase Value to the Subsidiaries for a period of thirty (30) days, and then, to the extent such offer is rejected or not accepted by the Subsidiaries within that period, such Common Stocks have been offered for sale at the Purchase Value for a period of ten (10) days to all other shareholders in proportion to the number of such Common Stocks held by them.  Each such offer shall be in writing and shall specify the number of Common Stocks being offered, the name and address of each person to whom such Common Stocks are proposed to be transferred, and the price per share and other terms upon which each such transfer is intended to be made; and each such offer may be accepted by the offeree in whole or in part at any time during the continuance of the offer.  If any Common Stocks are not purchased pursuant to the aforesaid offers, the offeror shall for a period of ninety (90) days thereafter be free to transfer such Common Stocks to the person or person so named at the price per share and upon the other terms so named; provided that any such transferee of those Common Stocks shall thereafter be bound by all of the provisions of this Agreement.

2.8

Whenever under this Agreement the Subsidiaries or the shareholders exercise any option or right to redeem or purchase Common Stocks of any shareholder, the Purchase Value shall be paid to the shareholder whose Common Stocks have been redeemed or purchased in cash within thirty (30) days after notice to the affected shareholder.

2.9

(a) If, under the terms of this Agreement, the Common Stocks of the shareholders are purchased or retired, such shareholder, or the legal representative of such shareholder, shall execute and deliver all necessary documents that may be reasonably required for accomplishing a complete transfer of such Common Stocks for the purpose of the purchase transaction.

(b) Every transferee of Common Stocks that are transferred in accordance with the provisions of this Agreement shall be deemed a shareholder and be bound by all of the provisions of this Agreement.  Any purported or attempted transfer of Common Stocks that does not comply with the provisions of this Agreement shall be null and void and the purported transferee shall not be deemed to be a shareholder of the Subsidiaries and shall not be entitled to receive any dividends or other distributions on or with respect to such Common Stocks.

2.10

The parties will not, without the unanimous consent of all the shareholders, do any of the following:(i) issue additional Preferred Stocks of any class or any securities convertible into Preferred Stocks of any class;(ii) merge or participate in a Preferred Stocks exchange with any other corporation; or (iii) sell, lease, mortgage, or otherwise transfer all or substantially all of the assets of the Subsidiaries for any consideration other than cash.

2.11

In the event the shareholders agree to issue additional Preferred Stocks or securities convertible into Preferred Stocks, then each of the shareholders shall have the right to purchase any such securities so offered at a future date in proportion to his then respective interest in the Subsidiaries at the time of such offer.

2.12

No Preferred Stocks shall be voluntarily sold, pledged, hypothecated, or otherwise transferred or permitted to be transferred without GMEC’s consent. If in respect the Preferred Stockholders have been given GMEC’s consent to sell, pledge, hypothecate or transfer their Preferred Stocks, each such offer shall be in writing and shall specify the number of Preferred Stocks being offered, the name and address of each person to whom such Preferred Stocks are proposed to be transferred, and the price per share and other terms upon which each such transfer is intended to be made, provided that any such transferee of those Preferred Stocks shall thereafter be bound by all of the provisions of this Agreement.

2.13

Whenever under this Agreement the Subsidiaries or the shareholders exercise any option or right to redeem or purchase Preferred Stocks of any shareholder, the Purchase Value shall be paid to the shareholder whose Preferred Stocks have been redeemed or purchased in cash within thirty (30) days after notice to the affected shareholder.

2.14

(a) If, under the terms of this Agreement, the Preferred Stocks of the shareholders are purchased or retired, such shareholder, or the legal representative of such shareholder, shall execute and deliver all necessary documents that may be reasonably required for accomplishing a complete transfer of such Preferred Stocks for the purpose of the purchase transaction.

(b) Every transferee of Preferred Stocks that are transferred in accordance with the provisions of this Agreement shall be deemed a shareholder and be bound by all of the provisions of this Agreement.  Any purported or attempted transfer of Preferred Stocks that does not comply with the provisions of this Agreement shall be null and void and the purported transferee shall not be deemed to be a shareholder of the Subsidiaries and shall not be entitled to receive any dividends or other distributions on or with respect to such Preferred Stocks.

3.

DIRECTORS AND MANAGEMENT

3.1

The parties hereto acknowledge and agree that only REX shall be entitled to nominate and appoint directors of MAL.

3.2

The parties hereto acknowledge and agree that only REX shall be entitled to nominate and appoint directors of CAS.

3.3

The Boards of the Subsidiaries have responsibilities for the supervision and management of the businesses and operations of the Subsidiaries.

3.4

The Boards of the Subsidiaries have the sole right to:

(a)

Deploy and apply the Capital Investment to run the Subsidiaries.

(b)

Manage the businesses at their discretion.

4.

BUSINESS SCOPES OF SUBSIDIARIES

4.1

The business of MAL is film casting, models management, models scouting and event management in Malaysia, Singapore and Thailand.

4.2

The business of CAS is film casting and models management in Hong Kong and China (exclude Beijing, Shanghai and Hangzhou)

5.

CAPITAL INVESTMENT

5.1

REX commits to contribute an aggregate of MYR 800,000 to be the Capital Investment of MAL.

5.2

REX commits to contribute an aggregate of MYR 800,000 to be the Capital Investment of CAS.

5.3

GMEC agrees to advise and offer guidance on film casting, models management and models scouting to the Subsidiaries.

6.

COMPANY FORMATION

6.1

Based on the laws of Malaysia, GMEC and REX hereby agree to set up a limited company in Malaysia (“MAL” as defined in clause 1) in accordance with this Agreement.

6.2

Based on the laws of Hong Kong, GME and REX hereby agree to set up a limited company in Hong Kong (“CAS” as defined in clause 1) in accordance with this Agreement.

6.3

GMEC shall be entitled to assign parties to serve as the bank representative for CAS to operate the bank account of CAS.

7.

PROFIT SHARE

7.1

REX shall be entitled to one (1) Preferred Stock of MAL.

7.2

REX shall be entitled to one (1) Preferred Stock of CAS.

7.3

The Board of MAL is obligated to distribute the Annual Preferred Stock Dividends to MAL’s Preferred Stockholder(s) in each year. The Annual Preferred Stock Dividends shall be distributed to MAL’s Preferred Stockholder(s) no later than 60 days after the last day of December of the calendar year.

7.4

The Board of CAS is obligated to distribute the Annual Preferred Stock Dividends to CAS’s Preferred Stockholder(s) in each year. The Annual Preferred Stock Dividends shall be distributed to CAS’s Preferred Stockholder(s) no later than 60 days after the last day of December of the calendar year.

7.5

The Board of MAL is obligated to distribute the Annual Common Stock Dividends to MAL’s Common Stockholder(s) in each year. The Annual Common Stock Dividends shall be distributed to MAL’s Common Stockholder(s) no later than 60 days after the last day of December of the calendar year.

7.6

The Board of CAS is obligated to distribute the Annual Common Stock Dividends to CAS’s Common Stockholder(s) in each year. The Annual Common Stock Dividends shall be distributed to CAS’s Common Stockholder(s) no later than 60 days after the last day of December of the calendar year.

7.7

The Preferred Stock Dividends shall be distributed proportionately according to the equity ownership table set forth in paragraphs 2.3 and 2.4.

7.8

The Common Stock Dividends shall be distributed proportionately according to the equity ownership table set forth in paragraphs 2.1 and 2.2

8.

NAME AND TRADEMARK

8.1

The parties agree that REX shall be entitled to determine the registered company name of MAL provided that the words “GME” must be incorporated.

.

8.2

The parties agree that REX shall be entitled to determine the registered company name of CAS provided that the words “GME” must be incorporated.

8.3

The Subsidiaries must use “GME” as their trademarks when they promote, advertise, present or sell their products and services to the public and clients.

9.

ACCOUNTING

9.1

The Subsidiaries shall at all time maintain accurate and complete accounting and other financial records.

9.2

Each party and its authorized representatives shall be allowed access at all reasonable times to examine the books and records of the Subsidiaries.

9.3

The subsidiaries shall supply GMEC with the financial and other information necessary to keep it informed about how effectively the businesses of Subsidiaries are performing and in particular shall supply:

(a) A copy of the annual accounts of the Subsidiaries within 30 days of the Year End.

(b) Monthly management accounts of the Subsidiaries to be supplied within 4 days of the end of the month.

10.

OTHER TERMS

10.1

The Subsidiaries shall undertake to protect the reputations of the “GME” trademark, which is set forth in the License Agreements.

10.2

No rule or system shall be applied to limits the Revenues or Net Profits except the Subsidiaries undertake not to incur any Loss by Year End.

10.3

Except for the set-up of MAL, REX hereby agree and commit not to set up any other companies with businesses of film casting, models management, models scouting and event management in Malaysia.

10.4

Except for the set-up of CAS, REX hereby agree and commit not to set up any other companies with businesses of film casting, models management, models scouting and in Hong Kong.

10.5

Except for MAL and CAS, GMEC shall not license its trademark “GME” to other parties to use the trademark “GME” in Malaysia and Hong Kong.

11.

TERMINATION

11.1

This Agreement shall terminate and all rights and obligations hereunder shall cease upon the happening of any one of the following events:

(a)

The adjudication of the Subsidiaries as bankrupt, the execution by it of any assignment for the benefit of creditors, or the appointment of a receiver for the Subsidiaries;

(b)

The voluntary or involuntary dissolution of the Subsidiaries;

(c)

By a written agreement signed by all the shareholders to terminate this Agreement.

12.

NOTICE

12.1

Whenever under this Agreement notice is required to be given, it shall be given in writing served in person or by registered mail, return receipt requested, and it shall be deemed to have been given upon personal delivery or on the date notice is posted.

13.

SUCCESSORS BOUND

13.1

This Agreement and the various rights and obligations arising hereunder shall inure only to the benefit of and be binding upon the parties hereto and their respective heirs, successors and assigns.

14.

IMPLEMENTATION OF AGREEMENT

14.1

Each Shareholder agrees that it will at all times co-operate in good faith and execute such further documents and take such other action as may be reasonably required in order to give full effect to the provisions and intent of this Agreement.

15.

ENTIRE AGREEMENT

15.1

This Agreement constitutes the entire agreement between the parties hereto, and supersedes any previous agreement, understanding, arrangement, communication or expression of intent with respect to the subject matter hereof.

15.2

This Agreement embodies the entire representations, agreements and conditions in relation to the subject matter hereof and no representations, understandings or agreements, oral or otherwise, in relation thereto exist between the parties except as herein expressly set forth.  The Agreement may not be amended or terminated orally but only as expressly provided herein or by an instrument in writing duly executed by the parties hereto.

16.

Representations and Warranties

16.1

GMEC represents and warrants to other Shareholder(s) as follows:

(a) Organization, Standing and Power. GMEC is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

(b) Authority. GMEC has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of GMEC. No other corporate or shareholder proceedings on the part of GMEC are necessary to authorize the transactions contemplated hereby.

(c) Conflict with Other Agreements; Approvals. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "violation") pursuant to any provision of the articles of incorporation or bylaws or any organizational document of GMEC or, result in any violation of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to GMEC which violation would have a material adverse effect on GMEC taken as a whole. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign is required by or with respect to GMEC in connection with the execution and delivery of this Agreement by GMEC or the consummation by GMEC of the transactions contemplated hereby.

(d) Compliance with Laws. GMEC is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any governmental entity applicable to it, its properties or the operation of its businesses.

(e) Litigation. There is no suit, action or proceeding pending, or, to the knowledge of GMEC, threatened against or affecting GMEC which is reasonably likely to have a material adverse effect on GMEC, nor is there any judgment, decree, injunction, rule or order of any governmental entity or arbitrator outstanding against GMEC having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

17.

ASSIGNMENT

17.1

This Agreement shall be binding on the parties hereto and their respective successors, heirs, personal representatives and permitted assigns and shall enure to the benefit of each of them and their respective successors, heirs, personal representatives and permitted assigns.

17.2

The benefit of this Agreement may not, except as otherwise herein provided, be assigned or transferred in whole or in part by any Shareholder without the prior consent of the other Shareholders.

18.

COUNTERPARTS

18.1

This Agreement may be executed in several counterparts, all or any of which shall be treated for all purposes as one original and all of which shall constitute one and the same instrument.

19.

FEES

19.1

Each party shall bear its legal and professional fees costs and expenses incurred in the preparation and completion of this Agreement.

20.

AMENDMENT

20.1

No amendment of or addition to this Agreement shall be effective unless in writing and signed by or on behalf of all the parties hereto.

21.

NO WAIVER

21.1

No omission or delay on the part of any party hereto in exercising its rights under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise by any party hereto of any such right preclude the further or other exercise thereof or the exercise of any other right which it may have.

22.

NO REPRESENTATION

22.1

Each Shareholder acknowledges that it has made its own independent evaluation of the business to be undertaken by the Subsidiaries pursuant to this Agreement and has not been induced to enter into this Agreement or any of the transactions contemplated hereby by any representation made or advice given by any other Shareholder.

23.

SEVERABILITY

23.1

If at any time any one or more of the provisions hereof is or becomes illegal, invalid or unenforceable in any respect under the applicable laws of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof, nor the legality, validity or enforceability of such provision under the applicable laws of any other jurisdiction, shall in any way be affected or impaired.

24.

INTEPRETATION

24.1

Whenever in this Agreement any pronoun is used in reference to any shareholder, purchaser or other person or entity, natural or otherwise, the singular shall include the plural, and the masculine shall include the feminine or the neuter, as required by context.

25.

CAPACITY OF THE PARTIES

25.1

Each of the parties hereto represents and warrants to the other parties (where applicable) that:

(a) It is duly established and validly existing under the laws of its place of incorporation and has the power to carry on the business it now conducts and intends to conduct;

(b) It has the corporate capacity to enter into and perform all of its obligations under this Agreement and has taken and will take all necessary corporate actions to authorize the execution, delivery and performance of this Agreement and the other documents referred to herein;

(c) The execution, delivery and performance by it of this Agreement and the other documents referred to herein will not (i) violate any provisions of any existing law applicable to it or any of its assets, or any documents to which it is party or which is binding on it or any of its assets, or (ii) oblige it to create any encumbrance on the whole or any part of its assets except pursuant to the terms hereof; and

(d) Its obligations under this Agreement constitute legal, valid and binding obligations of it enforceable in accordance with its terms.

26.

ARTBITRATION

26.1

Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) under the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted.

27.

GOVERNING LAW

27.1

This Agreement shall be governed by and construed in accordance with the laws of the Hong Kong.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the date and place first above mentioned.

Great China Mania Holdings, Inc.

By:

/s/ Kwong Kwan Yin Roy_________

Kwong, Kwan Yin Roy, CEO

/s/ Bong Kok Hoong_____________

Bong Kok Hoong

(Malaysia I.D. number: 880213045367)

Exhibit 1

License Agreement

LICENCE OF TRADE NAME AND TRADEMARK

This Assignment is made and entered into this ___ day of _____, 2014 (the Effective Date), by and between Great China Mania Holdings, Inc., a Florida incorporation, hereinafter referred to as the (“Licensor”) and GME Casting Studio, a limited company to be incorporated in Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”), hereinafter referred to as the (“Licensee”).

Whereas the Licensor is the legal owner of the trade name “GME Casting Studio” and the trademark “GME Casting Studio” (Refer to exhibit A).  Licensor has the rights, title and interest in and the use of the trade name “GME Casting Studio” and the trademark “GME Casting Studio” for use in the Hong Kong.

Whereas Licensor desires to license to Licensee its entire right, title and interest in and to the trade name “GME Casting Studio” and the trademark “GME Casting Studio”, including all goodwill relating thereto and Licensee desires to license such from Licensor.

NOW THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Licensor and Licensee hereby agree as follows:

1.

In consideration of the sum of USD$10, which sum is due and payable upon execution hereof.  Licensor hereby assigns all right, title and interest whatsoever throughout Hong Kong in and to the trade name “GME Casting Studio” and the trademark “GME Casting Studio”, together with the goodwill related to the trade name “GME Casting Studio” and the trademark “GME Casting Studio” for a ten (10) year period.  This assignment shall be renewable for a second term of ten (10) years at the option of the Licensee on the same terms covered herein.

2.

The Licensor hereby covenants that the Licensor will, at any time, upon the request of the Licensee, execute and deliver to the Licensee any new or confirmatory instruments and to perform, at the Licensee’s expense, any other acts which the Licensee may reasonably request in order to fully assign the Licensee, all of the Licensor’s rights, title and interest in and to the trade name “GME Casting Studio” and the trademark “GME Casting Studio”.

3.

Licensor shall indemnify and hold harmless the Licensees from and against any damage or liability, including reasonable attorney’s fees and legal expenses actually incurred and paid by Licensee for or on account of any charge, claim, suit or proceeding that alleges or is based upon any claim of any prior infringement by Licensor of the rights of any third party resulting from Licensor’s use of the trade name “GME Casting Studio” and the trademark “GME Casting Studio

Exhibit 2

License Agreement

LICENCE OF TRADE NAME AND TRADEMARK

This Assignment is made and entered into this ___ day of ______, 2014 (the Effective Date), by and between Great China Mania Holdings, Inc., a Florida incorporation, hereinafter referred to as  the (“Licensor”) and GME Malaysia, a limited company to be incorporated in the Federation of Malaysia (“Malaysia”), hereinafter referred to as the (“Licensee”).

Whereas the Licensor is the legal owner of the trade name “GME Malaysia” and the trademark “GME Malaysia” (Refer to exhibit A).  Licensor has the rights, title and interest in and the use of the trade name “GME Malaysia” and the trademark “GME Malaysia” for use in Malaysia.

Whereas Licensor desires to license to Licensee its entire right, title and interest in and to the trade name “GME Malaysia” and the trademark “GME Malaysia”, including all goodwill relating thereto and Licensee desires to license such from Licensor.

NOW THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Licensor and Licensee hereby agree as follows:

1.

In consideration of the sum of USD$10, which sum is due and payable upon execution hereof.  Licensor hereby assigns all right, title and interest whatsoever throughout Malaysia in and to the trade name “GME Malaysia” and the trademark “GME Malaysia”, together with the goodwill related to the trade name “GME Malaysia” and the trademark “GME Malaysia” for a ten (10) year period.  This assignment shall be renewable for a second term of ten (10) years at the option of the Licensee on the same terms covered herein.

2.

The Licensor hereby covenants that the Licensor will, at any time, upon the request of the Licensee, execute and deliver to the Licensee any new or confirmatory instruments and to perform, at the Licensee’s expense, any other acts which the Licensee may reasonably request in order to fully assign the Licensee, all of the Licensor’s rights, title and interest in and to the trade name “GME Malaysia” and the trademark “GME Malaysia”.

3.

Licensor shall indemnify and hold harmless the Licensees from and against any damage or liability, including reasonable attorney’s fees and legal expenses actually incurred and paid by Licensee for or on account of any charge, claim, suit or proceeding that alleges or is based upon any claim of any prior infringement by Licensor of the rights of any third party resulting from Licensor’s use of the trade name “GME Malaysia” and the trademark “GME Malaysia”.